Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of March 21, 2022 (the “Effective Date”), is entered into by and between REV Renewables, LLC, a Delaware limited liability company (the “Company”), REV Renewables Ops, LLC, a Delaware limited liability company (“Rev Ops”), and Edward Sondey (“Executive”). With effect immediately upon the consummation of the Merger (as defined below) REV Renewables, LLC, a Delaware limited liability company will cause New PubCo (as defined below) to become a party to this Agreement and the “Company” for all purposes of this Agreement upon and following the consummation of the Merger shall include New PubCo. Executive, the Company and Rev Ops are each referred to herein as a “Party” and collectively as the “Parties.”

Background

Executive is employed as the Chief Executive Officer of the Company and its subsidiary Rev Ops, pursuant to the terms of that certain letter agreement, dated July 1, 2021, by and between Rev Ops (as the assignee of LS Power Development, LLC) and Executive (the “Offer Letter”).

Immediately prior to the completion of the anticipated initial public offering (the “IPO”) of Rev Renewables, Inc., a Delaware corporation (“New PubCo”), pursuant to that certain Agreement and Plan of Merger between the Company, New PubCo and Rev Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company and wholly-owned subsidiary of New PubCo, in addition to the other transactions contemplated thereby, the Company is expected to merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of New PubCo (such transaction, the “Merger”).

As of the Effective Date, Executive shall be an employee of Rev Ops pursuant to the terms and conditions of this Agreement, and shall serve as the Chief Executive Officer of the Company in accordance with the terms and conditions of this Agreement.

Agreement

1. Employment Period. Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on the date Executive’s employment hereunder is terminated pursuant to Section 3. The period that Executive is employed hereunder is referred to as the “Employment Period.”

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, Rev Ops shall employ Executive, and Executive shall serve as Chief Executive Officer of the Company. Executive shall perform such duties as are usual and customary for such positions and such other duties as the Board of Directors of the Company (the “Board”) shall from time to time reasonably assign to Executive in each case without additional compensation. Executive shall report directly to the Board. The Company and its direct and indirect subsidiaries are referred to herein as the “Company Group.”

(ii) During the Employment Period and so long as (A) Executive is actively serving in the capacity as Chief Executive Officer in good standing and (B) LS Power Development, LLC, together with its affiliates, owns directly or indirectly in excess of fifty percent (50%) of the common stock of the Company or its successor, the Company will cause the Board to nominate Executive to serve as a member of the Board.

(iii) Executive’s principal place of employment will be the Company’s offices located in New York, New York; provided, however, Executive acknowledges that Executive shall travel as required by Executive’s duties in his role as Chief Executive Officer or as a director of the Company.

(iv) During the Employment Period, Executive agrees to devote all of his business time, energy, skill and best efforts to the performance of his duties, responsibilities and functions for any member of the Company Group to the best of Executive’s abilities in a diligent, trustworthy, legal, professional and efficient manner and shall comply in all material respects with all Company Group policies and procedures in effect from time to time. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for Executive to manage his personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities to the Company or any other member of the Company Group or otherwise violate any obligation that Executive has to any member of the Company Group including pursuant to the Company’s insider trading policy as in effect from time to time. With the Board’s prior written consent, and subject to any terms and conditions imposed by the Board in connection with such consent, Executive may serve on corporate, civic or charitable boards or committees consistent with the Company’s conflicts of interests policies and corporate governance guidelines as in effect from time to time.

(v) Executive agrees that he will not take personal advantage of any business opportunity that arises during his employment by any member of the Company Group and that could be of benefit to any member of the Company Group. In accordance with the Company’s policies and procedures in effect from time to time, Executive shall submit to the Board all business, commercial and investment opportunities, and all offers presented to Executive or of which Executive becomes aware at any time during the Employment Period, which relate to the business of the Company Group as it is conducted during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

(vi) During the Employment Period and thereafter, Executive shall reasonably cooperate with any member of the Company Group in and with respect to any internal investigation, any administrative, regulatory, governmental, or judicial investigation, audit, or proceeding or any dispute with a third party as reasonably requested by the Company (including, but not limited to Executive being available to the Company for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, custody or control).

(vii) In entering into this Agreement, Executive expressly represents that he is not the subject of, or a party to, any non-competition or non-solicitation agreement, or any other agreement, obligation, restriction or understanding that would prohibit Executive from executing this Agreement or fully performing each of Executive’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Executive hereunder.

(b) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive a base salary (the “Base Salary”) at the annualized rate of $750,000. The Base Salary shall be paid in accordance with the payroll practices of Rev Ops as then in effect (which currently provide for semi-monthly payment), but no less frequently than monthly. During the Employment Period, the Base Salary shall be reviewed, and subject to Section 3(c) hereof may be adjusted, at least annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as may be so adjusted.

(ii) Annual Bonus. In addition to the Base Salary, Executive shall be eligible, subject to the approval of the Compensation Committee or the Board, to participate in the Company’s annual incentive program and earn, for each calendar year ending during the Employment Period, a discretionary annual cash performance bonus (an “Annual Bonus”) with a target award equal to 75% of Base Salary. Executive acknowledges that any Annual Bonus is subject to the approval of the Board or Compensation Committee in its sole discretion. The performance goals and payout opportunities applicable to such Annual Bonus, if any, for the relevant year (the “Bonus Year”) shall be determined by the Board or the Compensation Committee annually, in its sole discretion, but are currently expected to (A) be formulaic, utilizing financial metrics and established goals, with a focus on a few key outcomes (2-4 metrics) at threshold, target and maximum levels of performance; and (B) provide an opportunity to earn 50% of the target award for threshold goal achievement ranging to 200% of the target award for maximum goal achievement. The Annual Bonus, if any, payable in respect of any Bonus Year, is subject to Executive’s continuous employment through the date on which the Annual Bonus is paid.

(iii) Equity Awards.

(A) Annual Equity Awards. In addition to the Base Salary and Annual Bonus, Executive shall be eligible to be granted, for each calendar year ending during the Employment Period, an annual equity award (the “Annual Equity Award”) under the Rev Renewables, Inc. 2022 Long Term Incentive Plan as amended from time to time (together with any successor equity incentive plans adopted by the Company or New PubCo, the “Equity Plan”). The Annual Equity Award for calendar year 2022 shall have a target aggregate grant date fair value, as determined by the Board or the Compensation Committee as of the applicable date of grant, of $1,400,000 and will be granted within sixty (60) days following the time when shares of the New PubCo or one of its affiliates become listed on a public securities exchange (whether through an initial public offering, special purpose acquisition company transaction, or otherwise) (a “Public Listing”). The form of each Annual Equity Award, if any, and the terms and conditions (including vesting) applicable to each Annual Equity Award, shall be determined by the Board or the Compensation Committee annually, in its sole discretion, and may include one or more of the following: stock options, stock appreciation rights, restricted stock awards or units, vested stock awards, dividend equivalents, other stock- or cash-based awards, cash awards and/or substitute awards. Each Annual Equity Award shall be subject in all respects to, and governed by, the terms and conditions set forth in the Equity Plan (if applicable) and the applicable award agreement governing each such award. Executive acknowledges that any Annual Equity Award is subject to the approval of the Board or Compensation Committee in its sole discretion. Subject to the approval of the Board or the Compensation Committee, it is currently expected that with respect to the Annual Equity Award for calendar year 2022 (1) payout opportunities for any performance-based restricted stock units granted will range from 50% of target for threshold performance achievement to 200% of target for maximum performance achievement, (2) awards will be settled in shares, (3) any performance-based restricted stock units granted would contain a three-year performance period, and (4) any time-based restricted stock units or stock options granted would have a ratable three-year vesting period.

(B) IPO Equity Award. Upon consummation of a Public Listing and subject to the approval of the Compensation Committee or the Board in its sole discretion, the Executive may be granted an equity award with an aggregate grant date fair value equal to 20% of the “Company pool amount” (the “IPO Award”). The Company pool amount, if approved, shall have a minimum amount of $20,000,000. The Company will cause any IPO Award to be subject to the terms of an award agreement between Executive and New PubCo and, subject to the approval of the Compensation Committee or the Board, (x) will be granted in the form of restricted stock units covering a number of shares determined by dividing the aggregate grant date fair value of the IPO Award determined pursuant to this paragraph by the price per share of New PubCo’s common stock offered to the public at the time of the Public Listing and as determined by the Pricing Committee of the Board, (y) will vest ratably over a three year period and (z) will have a vesting commencement date of January 1, 2022; provided the Public Listing occurs during calendar year 2022.

(C) If the New PubCo does not achieve a Public Listing on or before June 30, 2022, the Company shall structure comparable long term incentive awards for 2022 as private long term incentives, such as a private phantom stock structure or some other approximate equivalent, that will include the full calendar year 2022. Future long term incentives for 2023 and beyond shall continue to be structured as comparable private long term incentives until the New PubCo achieves a Public Listing. Each comparable long term incentive award shall be subject in all respects to, and governed by, the terms and conditions set forth in the applicable award agreement governing each such award.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in substantially the same benefit plans, practices, policies and programs generally made available to senior executives of the Company, subject to the terms and conditions of the applicable plans, practices, policies and programs in effect from time to time. Neither the Company nor Rev Ops nor any other member of the Company Group shall, however, by reason of this Section 2(b)(iv), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, practice, policy or program, so long as such changes are similarly applicable to similarly situated executives of the Company generally.

(v) Business Expenses.

(A) During the Employment Period, subject to Section 10(d), Executive shall be entitled to receive reimbursement for (i) all reasonable business expenses actually incurred by Executive in the performance of Executive’s duties under this Agreement and (ii) the Attorney’s Fees (as defined below), provided, in each case, Executive timely submits all documentation for such expenses or the Attorney’s Fees, as required by the applicable policy of the relevant member of the Company Group in effect from time to time. Any such reimbursement of expenses or the Attorney’s Fees shall be made by the relevant member of the Company Group upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for any expenses incurred after the Date of Termination.

(B) The Company will reimburse Executive for an amount up to $20,000 attributable to the reasonable attorney’s fees incurred by him in connection with the negotiation and documentation of this Agreement and any related agreements (the “Attorney’s Fees”).

(C) The Parties acknowledge that, in connection with or shortly following the IPO, the Board expects to approve a Company travel policy that would permit the Company’s Chief Executive Officer to be reimbursed for (a) Business Class airfare for commercial scheduled flights of approximately 3 hours or longer and flights to and from (i) St. Louis, (ii) Houston, and (iii) San Francisco/San Jose and (b) first class Acela train fare for travel to and from Boston and Washington, DC.

(vi) Vacation. During the Employment Period, Executive shall be entitled to paid vacation time each calendar year (pro-rated for any partial year of service) in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives, and as in effect from time to time.

3. Termination of Employment. Executive’s employment hereunder may end pursuant to any of the circumstances described in this Section 3.

(a) Death or Disability. Executive’s employment hereunder shall automatically (and without any further action by any person or entity) terminate upon Executive’s death and shall terminate upon notice from the Company due to Executive’s Disability. For purposes of this Agreement, “Disability” shall exist if the Board determines that Executive is unable to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 90 consecutive days or 180 days, whether or not consecutive, in any 12-month period.

(b) Cause. The Company may terminate Executive’s employment hereunder upon notice to Executive for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following:

(i) the conviction, indictment, or plea of nolo contendere to, a felony or a crime involving moral turpitude;

(ii) the commission of any act or omission involving dishonesty, disloyalty or fraud, including with respect to the Company or any of its affiliates or any of their customers or suppliers;

(iii) any conduct causing the Company or any of its affiliates substantial public disgrace or disrepute or substantial economic harm;

(iv) the failure to perform Executive’s material duties as reasonably and lawfully directed by the Board;

(v) any act or omission aiding or abetting a competitor of the Company or any of its affiliates, whether or not resulting in a disadvantage or detriment to the Company or its affiliates;

(vi) breach of any fiduciary duty, or an act of gross negligence or willful misconduct, with respect the Company or any of its affiliates;

(vii) a failure to observe a material written Company policy or material written Company rules, policies, or codes of conduct applicable to Executive, including applicable anti-harassment, anti-discrimination, anti-abuse and drug- and alcohol-free workplace policies; or

(viii) any other material breach of this Agreement.

(c) Good Reason. Executive’s employment may be terminated by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment (and, as a result, is no longer employed by any member of the Company Group) within thirty days following the conclusion of the Cure Period (as defined below) and as a result of the occurrence of any one or more of the following events without Executive’s prior consent:

(i) the Company reduces the amount of the targeted annual total cash compensation other than as part of a reduction that is proportionate in all material respects in the targeted annual total cash compensation of the Company’s executive team as a whole (for the avoidance of doubt, any performance-based reduction shall not be a Good Reason);

(ii) the Company materially diminishes Executive’s duties and responsibilities or demotes Executive;

(iii) following the Public Listing, the Compensation Committee does not approve Executive’s (A) IPO Award or (B) Annual Equity Award in respect of the 2022 calendar year with a grant date fair value equal to no less than the target amount described in Section 2(b)(iii)(A) above; or

(iv) the Company requires Executive to work from a location that is more than 75 miles from New York, New York.

In the case of clauses (i), (ii), (iii) and (iv), written notice of Good Reason must be delivered by Executive to the Company within 30 days after the initial occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder, and the Company must have failed to cure such event, to the extent curable, within 60 days following receipt of such notice (such 60 day period, the “Cure Period”).

(d) Notice of Termination. Any termination other than due to death shall be communicated by Notice of Termination from one Party to the other Party given in accordance with Section 10(c) below. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon.

(e) Date of Termination. “Date of Termination” means the date on which Executive’s employment terminates.

4.	Obligations of the Company Upon Termination.

(a) Without Cause or for Good Reason. If the Employment Period ends due to the Company’s termination of Executive’s employment without Cause (and not due to death or Disability), or due to Executive’s resignation for Good Reason (and, as a result of such ending of the Employment Period, Executive is no longer employed by any member of the Company Group) (such termination a “Qualifying Termination”), then Executive shall be paid or shall receive:

(i) if such Qualifying Termination does not occur within the 6-month period following the date of the consummation of a Change in Control (as defined below), (A) an amount equal to 0.5 times the Base Salary in effect on the Date of Termination, which amount shall be paid in substantially equal installments for the 6-month period following the Date of Termination, plus (B) any unpaid Annual Bonus payable to Executive pursuant to Section 2(b)(ii) above for any Bonus Year preceding the year in which the Date of Termination occurs, payable based on actual performance at such times as the Annual Bonus is paid to similarly situated employees of the Company (but in any event prior to March 15th of the year following the Bonus Year) (such bonus, the “Prior Year Bonus”), and (C) all unvested equity-based awards granted under the Equity Plan held by Executive as of immediately prior to the Date of Termination shall remain outstanding, notwithstanding Executive’s termination of employment, and shall be eligible to continue to vest in accordance with the terms and conditions provided in the applicable award agreements governing such awards for the 12-month period immediately following the Date of Termination and will be settled in accordance with the original payment schedule applicable to such awards; provided, however, with respect to any severance payments made in installments pursuant to this Section 4(a)(i), the first installment of such severance pay shall be made on the Company’s first payroll date that is on or after the date that is sixty (60) days after the Date of Termination, and such payment shall include (without interest) the number of such installments that would have been paid between the Date of Termination and such first payment date had such installments been paid on the Company’s regular payroll dates during such period;

(ii) if such Qualifying Termination does occur within the 6-month period following the date of the consummation of a Change in Control (as defined below), (A) an amount equal to 2.00 times the Base Salary in effect on the Date of Termination, which amount shall be paid in substantially equal installments for the 24-month period following the Date of Termination, plus (B) the Prior Year Bonus, if unpaid, and (C) all unvested equity-based awards granted under the Equity Plan held by Executive as of immediately prior to the Date of Termination shall remain outstanding, notwithstanding Executive’s termination of employment, and shall be eligible to continue to vest in accordance with the terms and conditions provided in the applicable award agreements governing such awards for the remainder of the vesting period applicable to each such award and will be settled in accordance with the original payment schedule applicable to such awards (the continued vesting determined pursuant to this Section 4(a)(ii) or Section 4(a)(i), as applicable, the “Ongoing Vesting”); provided, however, with respect to any severance payments made in installments pursuant to this Section 4(a)(ii), the first installment of such severance pay shall be made on the Company’s first payroll date that is on or after the date that is sixty (60) days after the Date of Termination, and such payment shall include (without interest) the number of such installments that would have been paid between the Date of Termination and such first payment date had such installments been paid on the Company’s regular payroll dates during such period; and

(iii) the following, to the extent applicable: (A) Executive’s earned but unpaid Base Salary through the Date of Termination, (B) payment for accrued but unused vacation time existing as of the Date of Termination, to the extent required by the terms of the Company’s written vacation policy in effect from time to time, and (C) any vested amounts due to Executive under any plan, program or policy of the Company, to the extent not previously paid (if any) (collectively, the “Accrued Obligations”), which shall be paid or provided, in each case, in the time periods required by applicable law.

For purposes of this Agreement, “Change in Control” has the meaning given to such term in the Equity Plan.

(b) Without Good Reason. If the Employment Period ends due to Executive’s resignation without Good Reason (and as a result of such ending of the Employment Period, Executive is no longer employed by any member of the Company Group), then Executive shall be paid or shall receive:

(i) an amount equal to 1.00 times the Base Salary in effect on the Date of Termination, which Severance Amount shall be paid in substantially equal installments for the 12 month period following the Date of Termination (the amount determined pursuant to Section 4(a)(i), Section 4(a)(ii) or this Section 4(b)(i), as applicable, the “Severance Amount”); provided, however, with respect to any severance payments made in installments pursuant to this Section 4(b)(i), the first installment of such severance pay shall be made on the Company’s first payroll date that is on or after the date that is sixty (60) days after the Date of Termination, and such payment shall include (without interest) the number of such installments that would have been paid between the Date of Termination and such first payment date had such installments been paid on the Company’s regular payroll dates during such period; and

(ii) the Accrued Obligations.

(c) Death(d) , Disability or With Cause. If Executive’s employment is terminated by reason of Executive’s death, Executive’s Disability or is terminated by the Company with Cause, Executive, or to the extent applicable, Executive’s estate or legal beneficiaries, shall only be paid the Accrued Obligations when due under applicable law and the Company shall have no severance obligations to Executive under this Agreement.

(e) Release and Continuing Obligations. Notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive and retain the Severance Amount and the Ongoing Vesting that Executive: (i) comply with the terms of Sections 6, 7 and 8 hereunder, and all other post-employment obligations set forth herein, and (ii) execute and deliver to the Company within 21 days (or 45 days, if so designated by the Company) after receipt from the Company, and not revoke in any time provided by the Company to do so, a release of claims in a form reasonably acceptable to the Company (the “Release”), which Release shall not (A) impose additional non-competition or non-solicitation covenants on Executive (provided, however, Executive shall remain subject to all non-competition and non-solicitation covenants as agreed to in writing by Executive prior to the time of termination) or (B) require Executive to release any rights Executive may have at the time of termination to: (i) any future indemnification rights, (ii) amounts owed (if any) under Section 4(a) or Section 4(b), as applicable, of this Agreement, (iii) any vested and accrued rights to benefits under the Company’s tax qualified retirement plans, or (iv) subject to the terms of the Equity Plan, the applicable award agreements or the Company’s clawback policy then in effect, any vested equity-based incentive awards.

5. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its respective affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company or any of their respective affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its respective affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code or for any penalties imposed in connection with any failure to comply with Section 4999 of the Code.

6. Confidentiality; Return of Materials.

(a) In the course of, and prior to, Executive’s employment hereunder, Executive has been and will be, provided, and Executive has had, and will have, access to, Confidential Information (as defined below). Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information for Executive’s own (or any other person’s) purposes, except for the benefit of the Company Group. The covenants of this Section 6(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 6(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with the performance of his duties under this Agreement, is itself subject to appropriate confidentiality restrictions and is in the best interests of the Company Group; or

(iii) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group, and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company, as evidenced by approval of the Company’s general counsel or chief legal officer.

(c) Upon the expiration of the Employment Period, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and he shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company. All trade secrets, non-public information, competitively valuable information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether copyrightable works or not, whether patentable or not, observations and data, that are conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the period that Executive is or has been employed or engaged by the Company or any other member of the Company Group or their respective affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s or any of their respective affiliates’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of investors, key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions, innovations, developments, methods, designs, analyses, drawings, reports, patent applications and copyrightable work and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group or its respective affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of or through Executive or any of his agents.

(d) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that he has engaged in any such conduct.

7. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) The Company shall provide Executive access to Confidential Information for use only during the period of Executive’s employment with the Company or another member of the Company Group, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and as an express incentive for the Company to enter into this Agreement and for Executive to be employed hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 7. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) While employed by the Company or any other member of the Company Group (whether pursuant to this Agreement or otherwise) and continuing for the Post-Separation Period (as defined below), Executive agrees that Executive shall not, directly or indirectly:

(i) Be employed or engaged by, or otherwise provide services to, any Competitor in the Market Area, which prohibition shall prevent Executive from directly or indirectly: owning, managing, operating, or being an officer or director of, or being employed or engaged by, any Competitor;

(ii) Solicit, induce, or encourage, any member of the Company Group’s employees, consultants, business customers, or partners, to: (A) cease or lessen their employment, engagement, or relationship with any member of the Company Group; or (B) alter their relationship with any member of the Company Group in a manner adverse to the Company Group; or

(iii) Hire any employee, consultant, business customer, or partner of any member of the Company Group.

For purposes of this Agreement, “Competitor” means any person, business or other entity (including a business, division or business unit of a business, whether or not incorporated, and any natural person), the primary business of which is developing, owning or investing in (or sponsoring investment vehicles that have one of their investment objectives either developing, owning or investing in) power generation, transmission or distribution assets or other similar power assets located in the United States (the “Business”); provided, however a position with an investment bank shall not be presumed to be a Competitor.

For purposes of this Agreement, “Market Area” means: (A) the United States; and (B) any other geographic area (including such area within an applicable power market) where the Company or any other member of the Company Group does material business or has material plans to conduct material business, and for which Executive has material responsibility, during the final 24 months of the period that Executive is employed by any member of the Company Group (or during the period of Executive’s employment with any member of the Company Group if Executive is employed by the Company or other members of the Company Group for less than 24 months).

For purposes of this Agreement, “Post-Separation Period” means (A) with respect to the terms of Section 7(b)(i) above: (i) six months following the date that Executive is no longer employed by any member of the Company Group, in the event such employment ends due to Executive’s resignation with Good Reason or a termination by the Company (or another member of the Company Group, as applicable) without Cause or (ii) 12 months following the date that Executive is no longer employed by any member of the Company Group, in the event such employment ends due to Executive’s resignation without Good Reason or a termination by the Company (or another member of the Company Group, as applicable) for Cause; and (B) with respect to the terms of Sections 7(b)(ii) and 7(b)(iii) above, 24 months following the date that Executive is no longer employed by any member of the Company Group.

(c) Both during the Employment Period and thereafter, Executive agrees not to disparage any member of the Company Group or any of such entities’ respective affiliates, officers, directors, employees, shareholders and/or agents in any manner intended or reasonably likely to be harmful to them, their business, business reputation or personal reputation. The Company shall instruct its directors and officers not to, disparage Executive in any manner intended or reasonably likely to be harmful to him, his business reputation or personal reputation. Nothing in this Agreement shall preclude Executive, the Company or any member of the Company Group from making disclosures permitted by Section 6(d) above, including making truthful statements or disclosures, that are required by applicable law, regulation or legal process, or from filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency, including in relation to any whistleblower, anti-discrimination or anti-retaliation provisions of federal, state or local law or regulation. Nothing in this Agreement shall preclude any member of the Company Group from making truthful statements or disclosures in compliance with any provisions of federal, state or local law or regulation, including those promulgated by the Securities and Exchange Commission.

(d) Executive acknowledges and agrees that Executive’s services are unique, Executive will be associated with developing (and be materially associated with) the goodwill of the Company, and Executive has and will have access to Confidential Information and Company Intellectual Property. Accordingly, the Parties hereto agree that the Company and its subsidiaries would suffer irreparable harm from a breach of Sections 6 and 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. In recognition of the facts that irreparable injury will result to the Company Group in the event of a breach by Executive of his obligations under this Section 7, that monetary damages for such breach would not be readily calculable and that the Company and other members of the Company Group would not have an adequate remedy at law therefor, Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company and each other member of the Company Group shall be entitled, in addition to any other legal and equitable remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Executive.

(e) Executive further acknowledges and agrees (i) that due to the proprietary nature of the Company’s and its subsidiaries’ business and Executive’s executive role, the restrictions set forth in this Agreement are reasonable in all respects, including as to time and scope, and are necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company and the other members of the Company Group and (ii) that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel, and Executive enters into this Section 7 knowingly and voluntarily with full understanding of its terms. Executive further acknowledges and agrees that the Company Group’s business may be conducted throughout the Market Area, and Executive’s knowledge of Confidential Information and association with the Company Group’s goodwill would result in Executive being able to materially harm the Company, and the Company Group, if he competes anywhere in the Market Area in violation of this Section 7. Executive further acknowledges and agrees that he would inevitably violate Section 6 if he were to violate this Section 7, and that Executive’s compliance with this Section 7 would not cause Executive undue hardship and would be consistent with public interests. Notwithstanding the foregoing, if, at the time of enforcement of Section 6 or Section 7 of this Agreement, a court or Arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing or otherwise unenforceable for any reason, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or Arbitrator shall be allowed to revise, and hereby is requested to revise, the restrictions contained herein to cover the maximum period, scope and area permitted by law.

8. Ownership of Intellectual Property.

(a) Executive agrees that the Company, or another member of the Company Group shall own, and Executive hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive’s disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b) All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) Executive recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Executive developed entirely on Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by Executive prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Executive represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Executive hereby represents and warrants that there are no Prior Inventions, and Executive shall make no claim of any rights to any Prior Inventions. If, in the course of Executive’s employment with or affiliation with the Company or any other member of the Company Group, Executive uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (i) such product, process, or device of any member of the Company Group and (ii) the conduct of the business of the Company Group.

(f) Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(g) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive.

(h) In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive’s termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

(i) The Company and Executive acknowledge that Executive has provided services to the Company or another member of the Company Group prior to the Effective Date. Accordingly, if and to the extent that, prior to the Effective Date: (a) Executive conceived, made, developed, acquired or received access to any information from or on behalf of the Company or any other member of the Company Group that would have been Confidential Information if conceived, made, developed, acquired or received after the Effective Date; or (b) Executive conceived, created, authored, invented, developed, or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been Company Intellectual Property if conceived, created, authored, invented, developed, or reduced to practice after the Effective Date, then such information will be deemed Confidential Information under this Agreement and any such item will be deemed Company Intellectual Property under this Agreement, and this Agreement will apply to such information or item as if conceived, created, authored, invented, developed, or reduced to practice following the Effective Date.

9. Successors and Third-Party Beneficiaries.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In addition, each member of the Company Group that is not a signatory hereto shall be entitled to enforce Sections 6, 7 and 8 above as if a Party hereto.

10. Miscellaneous.

(a) Governing Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby consent to the arbitration provisions of Section 10(b) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in New York County, New York. The Parties acknowledge and agree that they have voluntarily chosen the governing law, jurisdiction, forum and venue set forth herein and that such law, jurisdiction, forum, and venue reasonably relates to the subject matter of this Agreement, and the Parties hereby waive any argument of forum inconveniens with respect to the jurisdiction, forum and venue set forth herein.

(b) Arbitration

(i) Subject to Section 10(b)(ii) and 10(b)(iv), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group will be finally settled by arbitration in New York County, New York in accordance with the then-existing American Arbitration Association (“AAA”)

Employment Arbitration Rules. The arbitration award shall be final and binding on the Parties. Any arbitration conducted under this Section 10 shall be private and kept confidential, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each Party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each Party hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the Parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The Parties shall each pay one-half of the AAA costs and one-half of the fees charged by the Arbitrator. Otherwise, each Party shall pay its respective legal fees and costs associated with such arbitration and associated judgment. . This Section 10(b) shall be subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(ii) Notwithstanding Section 10(b)(i), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 6, 7 or 8; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 10(b).

(iii) By entering into this Agreement and entering into the arbitration provisions of this Section 10(b), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iv) Nothing in this Section 10(b) shall prohibit a Party to this Agreement from instituting litigation to enforce any arbitration award. Further, nothing in this Section 10(b) precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(v) Notwithstanding anything in this Section 10(b), to the extent that any dispute, controversy or claim between Executive and the Company or any other member of the Company Group arises out of or relates to the Equity Plan or the applicable award agreements governing the Annual Equity Awards (if any), such dispute, controversy or claim shall be governed by the applicable dispute resolution terms and conditions set forth in such Equity Plan or award agreement(s), as applicable.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company.

If to the Company:

REV Renewables, LLC

Attn: General Counsel

575 Fifth Avenue, Suite 2501

New York, New York 10017

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Section 409A.

(i) The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom.

(ii) For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A.

(iii) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(v) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Executive’s death or (b) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company does not make any representation that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its respective affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(f) Withholding. The Company may withhold and deduct from any amounts payable under this Agreement (i) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (ii) any deductions consented to in writing by Executive.

(g) No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Employment At-Will. Executive acknowledges that his employment with the Company is “at-will” for all purposes and, subject to the termination and severance obligations contained in Sections 3 and 4 above, Executive hereby agrees that the Company (and any other member of the Company Group that employs Executive) may dismiss him and terminate his employment at any time, with or without Cause. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(i) Entire Agreement; Satisfaction of Prior Obligations. This Agreement and, with respect to Section 2(b)(iv), the Equity Plan and the applicable award agreements governing the Annual Equity Awards and IPO Award (if any) contain the entire agreement of the Parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof; provided, however, this Agreement will complement (and not supersede or replace) any other agreement between Executive, on the one hand, and any member of the Company Group or any of their respective affiliates (including LS Power Development, LLC), on the other hand, with respect to non-disclosure or protection of confidential information. This Agreement may be amended only by a written instrument executed by both Parties hereto. In entering into this Agreement, Executive expressly represents, acknowledges and agrees that: (i) Executive has received all benefits, and received all salary, wages, and other compensation, and been paid all sums, owed to Executive by each member of the Company Group and each of their respective affiliates for all services performed through the Effective Date; and (ii) the Offer Letter has been terminated and is no longer in force or effect, and Executive has received all sums, rights, and other entitlements to which he has ever been (and ever could be) entitled pursuant to the Offer Letter, and all obligations of the Company Group and each member of the Company Group’s respective affiliates pursuant to the Offer Letter have been fully and forever satisfied.

(j) Survival11. . Section 4 (Obligations of the Company Upon Termination), Section 6 (Confidentiality; Return of Materials), Section 7 (Non-Competition; Non-Solicitation; Non-Disparagement), Section 8 (Ownership of Intellectual Property), Section 9 (Successors and Third-Party Beneficiaries) and Section 10 (Miscellaneous) of this Agreement shall survive termination or expiration of the Employment Period and shall continue in effect following such time.

(k) Representations and Warranties. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement or other agreement or obligation with any third party or prior employer and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith. In performing his duties hereunder, Executive will not use or disclose any trade secrets or legally protected information belonging to any prior employer or any entity that is not a member of the Company Group. The Company acknowledges that Executive is currently a member of each of LS Power Partners II, LP; LS Power Partners III, LP; LS Power Partners IV, LP; and LS Power Capital, LP (collectively, the “Partnerships”). The Company acknowledges that Executive currently holds equity interests in the Partnerships and is expected to continue to hold equity interests in the Partnerships, subject to the terms and conditions of those interests, as may be amended from time to time. The Company acknowledges that Executive shall not be deemed to be in violation of Section 7(b)(i) hereof merely by virtue of Executive’s ownership of equity interests in the Partnerships.

(l) Consultation with Counsel. Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in the four corners of this Agreement.

(m) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(n) Deemed Resignations. Except as otherwise determined by the Board prior to the termination of Executive’s employment with the Company or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (i) as an officer of the Company and each member of the Company Group; (ii) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company and Rev Ops have caused these presents to be executed in its name on its behalf, all as of the Effective Date.

REV RENEWABLES, LLC

By:	/s/ Kathryn Wilson
Name:	Kathryn Wilson
Title:	Senior Vice President, General Counsel & Corporate Secretary

REV RENEWABLES OPS, LLC

By:	/s/ Kathryn Wilson
Name:	Kathryn Wilson
Title:	Senior Vice President, General Counsel & Corporate Secretary

EDWARD SONDEY

/s/ Edward Sondey
Edward Sondey

EXHIBIT A

PRIOR INVENTIONS

1. The following is a complete list of all Prior Inventions relevant to the subject matter of Executive’s employment by the Company that have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, Executive cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2. Executive proposes to bring to Executive’s employment the following devices, materials, and documents of a former employer or other person to whom Executive has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Executive’s employment pursuant to the express written authorization of Executive’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.